Exhibit 8.1

Porter & Hedges, L.L.P.
RELIANT ENERGY PLAZA
1000 Main Street, 36th Floor
Houston, Texas 77002
{713} 226-6000 Phone
{713} 228-1331 Fax
porterhedges.com

October 2, 2009

Cameron International Corporation

1333 W. Loop South, Suite 1700

Houston, Texas 77027

Ladies and Gentlemen:

We are acting as counsel for Cameron International Corporation, a Delaware corporation (“Cameron”), in connection with (i) the merger (“Merger”) of Octane Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), with and into NATCO Group Inc, a Delaware corporation (“NATCO”), as described in the Agreement and Plan of Merger dated as of June 1, 2009, by and among Cameron, Merger Sub and NATCO, and (ii) the preparation and filing of the Registration Statement on Form S-4 as filed by Cameron on October 1, 2009 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement includes the proxy statements of Cameron and NATCO (the “Joint Proxy Statement/Prospectus”).  Capitalized terms not otherwise defined in this letter have the same meaning as in the Merger Agreement.

This opinion is being provided in accordance with section 6.2(d) of the Merger Agreement.  In providing this opinion, we have examined and are relying upon the truth, accuracy and completeness at all relevant times of the statements, covenants, warranties and representations contained in (i) the Merger Agreement, (ii) the Registration Statement, (iii) certain other filings made by Cameron and NATCO with the SEC, (iv) factual certifications provided to us by representatives of Cameron, Merger Sub and NATCO, including in their respective letters dated the date hereof (collectively, the “Tax Certificates”), and have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers, as of the Effective Time, and (v) other information provided to us by Cameron.  We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We assume that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time and (ii) any representations made in the Merger Agreement or the Tax Certificates “to the knowledge of,” “to the best knowledge of”, or based on the belief of Cameron, NATCO or Merger Sub or any of their respective representatives, or similarly qualified, are true, complete, and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification.

Based upon the foregoing facts, assumptions and representations described in this opinion and subject to the qualifications stated herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” it is our opinion that for U.S. federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“the Code”), and (ii) each of Cameron, NATCO and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.  In addition, we have concluded that the statements of legal conclusion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” reflect our opinion as to the anticipated U.S. federal income tax consequences of the Merger.

Our opinions are based upon existing United States federal income tax law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.  Any change in the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, assumptions and representations on which we have relied, may affect the validity of the opinion set forth herein.  We are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, representation, corporate record, covenant, statement, or assumption stated or referred to herein that becomes untrue, incorrect, or incomplete.

No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the Merger under any foreign, state, local or other federal law.  No ruling has been requested from the Internal Revenue Service (the “IRS”) on any aspect of the Merger.  Our opinion is not binding upon the IRS or a court, and will not preclude the IRS or a court from adopting a contrary position.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement.  Furthermore, we consent to the reference to Porter & Hedges, L.L.P., under the captions “Legal Matters” and “Material U.S. Federal Income Tax Consequences.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Porter & Hedges, L.L.P.

Porter & Hedges, L.L.P.